March 29, 1996



Arvida/JMB Partners
Arvida/JMB Partners, L.P.
Southeast Florida Holdings, Inc.
Center Office Partners
Center Retail Partners
Center Hotel Limited Partnership
Weston Hills Country Club Limited Partnership
7900 West Glades Road
Suite 200
Boca Raton, FL  33429

     Re:  Revolving Credit Loans; I/P Loans; Partnership Distributions

Gentlemen:

     Reference is made to that certain Second Amended and Restated Revolving Credit and Security Agreement dated as of November 30, 1994 among ARVIDA/JMB PARTNERS, L.P., a Delaware limited partnership ("Arvida LP"), ARVIDA/JMB PARTNERS, a Florida general partnership ("Arvida GP"), SOUTHEAST FLORIDA HOLDINGS, INC., an Illinois corporation ("Southeast"), CENTER OFFICE PARTNERS, a Florida general partnership ("Office Partners"), CENTER RETAIL PARTNERS, a Florida general partnership ("Retail Partners"), CENTER HOTEL LIMITED PARTNERSHIP, a Delaware limited partnership ("Hotel Partnership") and WESTON HILLS COUNTRY CLUB LIMITED PARTNERSHIP, a Delaware limited partnership ("Weston Partnership"; Weston Partnership, Arvida LP, Arvida GP, Southeast, Office Partners, Retail Partners and Hotel Partnership being hereinafter collectively referred to as the "Borrowers"), CHEMICAL BANK, a New York banking corporation ("Chemical") and NATIONSBANK OF FLORIDA, N.A., a national banking association (collectively, "Banks") and CHEMICAL BANK, AS AGENT ("Agent"), as amended by letter agreement dated May 24, 1995, letter agreement dated December 21, 1995, letter agreement dated January 17, 1996, letter agreement dated February 14, 1996 and letter agreement dated March 1, 1996 (NationsBank having assigned all right, title and interest thereunder to Chemical pursuant to a Loan Acquisition Agreement (the "Loan Acquisition Agreement") dated as of March 29, 1996) (as so amended and assigned, the "Credit Agreement"). Unless otherwise defined herein, all capitalized terms shall have the same meaning as in the Credit Agreement.

     By various communications, Borrowers have requested that Banks extend both the Revolving Credit Loan Maturity Date and the I/P Loan Maturity Date, reduce the L/C Fee, and waive certain provisions of the Credit Agreement in order to permit the Partnership to make distributions to its partners as provided below. The pending request is based on Borrowers' representation that no Event of Default or Default under the Credit Agreement has occurred and is continuing.

     Based on the foregoing, Chemical and Borrowers agree as follows:

     1. Borrowers and Chemical hereby acknowledge that Chemical has acquired the NationsBank Loan Interest (as defined in the Loan Acquisition
Agreement).   All references in the Credit Agreement to NationsBank shall, unless the context otherwise requires, hereafter refer to Chemical as successor in interest to NationsBank. During such time as Chemical holds all of the NationsBank Loan Interest, all references in the Credit Agreement to the Banks shall, unless the context otherwise requires, refer to Chemical.

     2. The definition of "Revolving Credit Loan Maturity Date" contained in Article I of the Credit Agreement is hereby amended to read as follows:

          "Revolving Credit Loan Maturity Date" shall mean July 1,
          1997.

     3. The definition of "I/P Loan Maturity Date" contained in Article I of the Credit Agreement is hereby amended to read as follows:

          "I/P Loan Maturity Date" shall mean July 1, 1997.

     4. The first sentence of Section 2.4(d) of the Credit Agreement is hereby amended to read as follow:

          The Borrowers agree to pay to the L/C Bank with respect to each Letter of Credit issued by it, through the Agent unless otherwise agreed pursuant to any applicable Letter of Credit Documents, on the last day of March, June, September and December in each year a fee (the "L/C Fee") of: (x) 2.50% per annum with respect to fiscal quarters ending on or before December 31, 1995, and (y) 2.25% per annum with respect to fiscal quarters ending March 31, 1996 and thereafter, on the average daily undrawn portion of the stated dollar amount of such Letter of Credit during the preceding fiscal quarter (or shorter period commencing with the date of issuance of such Letter of Credit and ending with the date of expiration of such Letter of Credit).

     5. Banks hereby consent to the Partnership's making a distribution to its partners (the "1995 Partnership Distribution") in respect of the Partnership's fiscal year ended December 31, 1995 ("Fiscal Year 1995") in the amount of $9,000,000 (the "1995 Distribution Amount"). The pending request is based on Borrowers' additional representation that all of the conditions for the making of a distribution pursuant to Section 6.8(a) of the Credit Agreement have been satisfied (except that the Allowed Distribution Amount calculated in accordance with Section 6.8(a) of the Credit Agreement would be zero). The 1995 Partnership Distribution shall be permitted if the following terms and conditions are timely satisfied:

          (a)  the 1995 Partnership Distribution is made prior to June 30,
               1996;

          (b) on the proposed distribution date, no Event of Default or Default under the Credit Agreement has occurred and is continuing; and

          (c) subject to all of the other conditions and limitations for borrowings under the Revolving Credit Loans, the proviso at the end of Section 6.8 of the Credit Agreement shall not apply to the 1995 Partnership Distribution.

     6. No later than the first Business Day following the execution of this letter agreement, Chemical shall withdraw the Coto Funds ($11,998,750) plus accrued interest, if any) from the Coto Account and Chemical shall (i) apply a portion of such funds in the amount of $2,000,000 to the scheduled payments of principal in respect of Term Loans due under Section 2.6(a) of the Credit Agreement in the inverse order of maturity and (ii) remit the remainder of the Coto Funds plus accrued interest, if any (the "Coto Disbursement") to the Partnership by wire transfer of immediately available funds pursuant to the wire transfer instructions attached hereto as Exhibit "A".

     7. Banks hereby consent to the Partnership's making a distribution to its partners (the "Initial Coto Distribution") in respect of the Partnership's fiscal year ending December 31, 1996 ("Fiscal Year 1996") in an amount not exceeding $2,000,000 which amount represents a portion of the Coto Disbursement delivered to the Partnership in accordance with paragraph 6 above. The Initial Coto Distribution shall be permitted if the following terms and conditions are timely satisfied:

          (a)  the Initial Coto Distribution is made prior to June 30,
               1996;

          (b) on the proposed distribution date, no Event of Default or Default under the Credit Agreement has occurred and is continuing;

          (c) on the proposed distribution date, all of the conditions for the making of a distribution pursuant to Section 6.8(a) of the Credit Agreement (other than the requirements of Section 6.8(a)(i) thereof) have been satisfied; and

          (d) no portion of the Net Cash Proceeds in respect of the Coto Sale shall be included as part of the Borrowers' "Net Cash Flow" for Fiscal Year 1996.

     8. Banks hereby consent to the Partnership's making an additional distribution to its partners (the "Additional Coto Distribution") in respect of Fiscal Year 1996 in an amount not exceeding one-half of the Coto Disbursement. The Additional Coto Distribution shall be permitted if the following terms and conditions are timely satisfied:

          (a)  the Partnership shall provide Chemical with no less than two
               (2) Business Days' notice of the proposed date (the "Additional Coto Distribution Date") and amount (the "Additional Coto Distribution Amount") of the Additional Coto Distribution;

          (b) no later than 11:00 AM (Eastern Time) on the Additional Coto Distribution Date, the Partnership shall remit to Chemical an amount equal to the Additional Coto Distribution Amount by wire transfer of immediately available funds pursuant to the wire transfer instructions attached hereto as Exhibit "B" which amount shall be applied to the scheduled payments of principal in respect of the Term Loans due under Section 2.6(a) of the Credit Agreement in the inverse order of maturity and upon the satisfaction thereof, to the scheduled payments of principal in respect of the I/P Loans under
               Section 2.6(b) of the Credit Agreement in the inverse order of maturity;

          (c) if the Additional Coto Distribution Date occurs on or before July 28, 1996, Borrowers shall have made the scheduled principal amortization payment in respect of the Term Loans which is due on July 28, 1996 prior to making the Additional Coto Distribution (the "$5,000,000 Term Loan Payment");

          (d) if the Additional Coto Distribution Date occurs after July 28, 1996, Borrowers shall have made the $5,000,000 Term Loan Payment on or before July 28, 1996;

          (e)  the Additional Coto Distribution is made prior to December
               31, 1996;

          (f) none of the principal payments due to Chemical under this paragraph 8 shall have been made with the proceeds of any Revolving Credit Loan;

          (g) on the Additional Coto Distribution Date, no Event of Default or Default under the Credit Agreement has occurred and is continuing;

          (h) on the Additional Coto Distribution Date, all of the conditions for the making of a distribution pursuant to
               Section 6.8(a) of the Credit Agreement (other than the requirements of Section 6.8(a)(i)) have been satisfied; and

          (i) no portion of the Net Cash Proceeds in respect of the Coto Sale shall be included as part of the Borrowers' "Net Cash Flow" for Fiscal Year 1996.

     9. As a condition to the effectiveness of this letter agreement, Borrowers shall pay all of the outstanding legal fees and expenses of the Banks.

     10. In order to induce the Banks to enter into this letter agreement, the Borrowers covenant and agree to deliver the items noted in clauses (a) and
(b) of this paragraph 10 within the specified time periods:

          (a) duly executed modifications of the Mortgages to evidence the matters described herein within 15 days of the date hereof;

          (b) evidence of Borrowers' existence and authority and appropriate opinions of counsel within 30 days of the date hereof; and

          (c) marked up commitments to endorse all mortgage title policies within 60 days of the date hereof.

If the Borrowers shall fail to timely deliver any of the foregoing items and any such failure shall continue unremedied for a period of fifteen (15) days after notice thereof from Chemical, then such failure shall constitute an Event of Default under the Credit Agreement.

     11. The Borrowers hereby irrevocably release the Banks, the Agent and their respective officers, directors, present and former employees and agents from any and all claims or liabilities of any kind and nature whatsoever relating to (i) the Credit Agreement, (ii) any prior restructurings or attempted restructurings of the Borrowers' debt or (iii) the transactions contemplated by this letter agreement and arising prior to the date of this letter agreement.

     12. The Borrowers acknowledge and understand that this letter agreement relates only to the specific amendments, waivers, releases and consents described herein and not to any other requests for waiver of, consent to deviation from, or extension of, the terms of the Credit Agreement. Except as expressly modified and amended herein, all of the terms, covenants, promises, warranties, representations and conditions of the Credit Agreement and the other loan documents shall remain in full force and effect. Borrowers acknowledge that the provisions of Section 9.5 of the Credit Agreement apply to any out-of-pocket expenses, legal fees and other expenses incurred by Banks in connection with this letter agreement, including without limitation, any litigation in connection therewith. The Banks reserve all rights and remedies available to them for the full protection and enforcement of their rights under the Credit Agreement and the other loan documents and under applicable law. Furthermore, nothing contained herein or therein shall constitute an agreement by the Banks to continue discussion with Borrowers under any circumstances, to extend any Loan or Loan Commitment made under the terms of the Credit Agreement, or to forbear from exercising any of their rights or remedies under the Credit Agreement, any other loan document or under applicable law. This letter agreement is entered into by the parties hereto solely for the purpose of extending and modifying the Credit Agreement and certain of the other Loan Documents, and is not intended by the parties, nor shall it be construed, as a novation or cancellation of the existing obligations of the Borrowers. The terms and provisions of Section 9.10 of the Credit Agreement are hereby confirmed and incorporated herein by this reference.

     Please countersign below to indicate your agreement with the foregoing.

                                   Sincerely,

                                   CHEMICAL BANK


                                   By:
                                        Name:
                                        Title:


Accepted and Agreed this ___ day of
March, 1996.

                                   ARVIDA/JMB PARTNERS, L.P.

                                   By:  ARVIDA/JMB MANAGERS,
                                          INC., as General Partner

                                        By:
                                             Title:

                                   ARVIDA/JMB PARTNERS

                                   By:  ARVIDA/JMB MANAGERS,
                                        INC., as General Partner

                                        By:
                                        Title:

                                   SOUTHEAST FLORIDA HOLDINGS,
                                      INC.

                                   By:
                                        Title:


                                   CENTER OFFICE PARTNERS

                                   By:  ARVIDA/JMB PARTNERS, L.P.,
                                      as General Partner

                                   By:  ARVIDA/JMB MANAGERS, INC., as
                                        General Partner

                                        By:
                                             Title:


                                   CENTER RETAIL PARTNERS

                                   By:  ARVIDA/JMB PARTNERS, L.P.,
                                      as General Partner

                                   By:  ARVIDA/JMB MANAGERS,
                                           INC., as General Partner

                                        By:
                                             Title:


                                   CENTER HOTEL LIMITED
                                      PARTNERSHIP

                                   By:  JMB/PC CORPORATION,
                                      as General Partner

                                   By:
                                        Title:

                                   WESTON HILLS COUNTRY CLUB
                                      LIMITED PARTNERSHIP

                                   By:  WHCC, INC., as General
                                      Partner

                                   By:
                                        Title: